Exhibit 99.1

EQM TECHNOLOGIES & ENERGY, INC. ANNOUNCES RENEWAL OF KEY CONTRACT

Cincinnati, OH, February 5, 2013 – EQM Technologies & Energy, Inc. (OTCQB: EQTE) (“EQM”), a leading provider of environmental services to government and commercial businesses, today announced that the U.S. Environmental Protection Agency (the “EPA”) has awarded it a multi-year contract to provide Emergency and Rapid Response Services (“ERRS”) in the EPA’s Region 10, which covers the states of Oregon, Washington, Idaho and Alaska.

This contract is a 7 year blanket-order contract, which is designed to support numerous individual ERRS projects within Region 10 over the term of the contract. The maximum potential revenue that EQM could earn under this contract is approximately $50 million; however, there is no assurance as to EQM’s ability to realize the maximum amount of this contract. This contract replaces EQM’s previous ERRS Region 10 contract, which expired on January 31, 2013, and under which EQM realized its maximum potential revenue. Including this most recent contract, in the last 18 months EQM has been awarded EPA contracts with maximum potential revenue totaling over $300 million.

“We are pleased to continue working with the EPA in this Region and providing them with quality emergency response, environmental remediation, and construction services,” said Jim Wendle, President and Chief Operating Officer of EQM. “This agreement reaffirms the EPA’s recognition of EQM as a strong and reliable partner. Also, we believe that this award brings value to our shareholders as we have the opportunity to continue our pipeline of business with the EPA in Region 10 for the next seven years.”

EQM Technologies & Energy, Inc.

EQM, based in Cincinnati, OH, is a leading provider of environmental services - consulting & engineering, clean technology, and remediation & construction management - to the public and industrial sectors, with approximately 220 employees and satellite offices and operations in 11 states.  EQM has longstanding relationships and multi-year contracts with numerous federal agencies, including the Environmental Protection Agency and the Department of Defense (including the Air Force Center for Engineering & Environment, Naval Facilities Engineering Command, and the Army Corps of Engineers), as well as private sector clients across numerous industries.  For more information, please visit www.eqm.com.

Statements in this press release regarding EQM’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. EQM wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. To the extent the content of this press release includes forward-looking statements; they involve various risks and uncertainties, including the successful integration of acquired businesses, projected financial information and the continued successful implementation of EQM’s business strategy.

Certain of these risks and uncertainties are described in greater detail in EQM’s filings with the Securities and Exchange Commission. EQM is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact

EQM Technologies & Energy, Inc.

Robert R. Galvin, 800-229-7495 or 513-742-7219

Chief Financial Officer

Fax: 513-825-7495

rgalvin@eqm.com